Exhibit 99.18

Section E from 2014-2015 Budget – Budget plan

Section E

THE QUÉBEC GOVERNMENT’S DEBT

1.	Debt			E.3
	1.1	Gross debt		E.4
	1.2	Net debt		E.11
	1.3	Debt representing accumulated deficits		E.12
	1.4	Debt reduction objectives		E.13
	1.5	Public sector debt		E.15
	1.6	Comparison of the debt of governments in Canada		E.16
2.	Financing and debt management			E.19
	2.1	Financing program		E.19
	2.2	Financing strategy		E.22
		2.2.1	Diversification by market	E.22
		2.2.2	Diversification by instrument	E.23
		2.2.3	Diversification by maturity	E.24
	2.3	Increase in the government’s prudential liquidity		E.26
	2.4	Pre-financing		E.26
	2.5	Yield		E.27
	2.6	Debt management		E.28
	2.7	Borrowings contracted		E.30
3.	Information on the retirement plans and on funds deposited by the Ministère des Finances with the Caisse de dépôt et placement du Québec			E.35
	3.1	Retirement plans		E.35
		3.1.1	Retirement plans liability	E.37
		3.1.2	Retirement Plans Sinking Fund	E.40
	3.2	Generations Fund		E.45

E.1

	3.3	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances		E.46
		3.3.1	Retirement Plans Sinking Fund	E.46
		3.3.2	Generations Fund	E.48
		3.3.3	Accumulated Sick Leave Fund	E.49
	3.4	Impact of the returns of the Retirement Plans Sinking Fund on debt service		E.51
4.	Credit ratings			E.55
	4.1	The Québec government’s credit ratings		E.55
	4.2	Comparison of the credit ratings of Canadian provinces		E.62

E.2

1.	DEBT

Several concepts of debt are used to measure a government’s indebtedness. The following table presents data on the debt according to three concepts, i.e. gross debt, net debt and debt representing accumulated deficits.

TABLE E.1

Debt of the Québec government as at March 31
(millions of dollars)

	2013	2014P	2015P	2016P	2017P	2018P	2019P
GROSS DEBT(1)	191 756	198 052	206 773	211 844	214 286	216 475	217 424
As a % of GDP	53.6	54.3	54.9	54.1	52.8	51.5	50.0
Less: Financial assets, net of other liabilities	– 16 269	– 16 087	– 14 425	– 16 536	– 17 667	– 19 651	– 21 581
NET DEBT	175 487	181 965	192 348	195 308	196 619	196 824	195 843
As a % of GDP	49.0	49.9	51.0	49.9	48.4	46.8	45.0
Less: Non-financial assets	– 57 392	– 61 891	– 67 425	– 71 968	– 75 533	– 78 828	– 81 373
DEBT REPRESENTING ACCUMULATED DEFICITS	118 095	120 074	124 923	123 340	121 086	117 996	114 470
As a % of GDP	33.0	32.9	33.1	31.5	29.8	28.1	26.3
P:	Preliminary results for 2014 and forecasts for subsequent years.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

E.3

1.1	Gross debt

Gross debt represents the amount of debt contracted on financial markets and the net liabilities in respect of the retirement plans and future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

As at March 31, 2014, preliminary results show that the gross debt stood at $198 052 million, or 54.3% of Québec’s GDP.

As at March 31, 2015, the gross debt should stand at $206 773 million, or 54.9% of GDP. As of 2015-2016, the ratio of gross debt to GDP should gradually decline to 50.0% as at March 31, 2019.

TABLE E.2

Gross debt as at March 31
(millions of dollars)

		2013	2014P	2015P	2016P	2017P	2018P	2019P
Consolidated direct debt(1)		168 616	175 161	184 359	190 552	195 081	200 340	205 063
Plus:	Net retirement plans liability	28 359	28 546	29 374	29 835	30 002	29 722	29 074
Plus:	Net employee future benefits liability	19	4	—	—	—	—	—
Less:	Generations Fund	–5 238	–5 659	–6 960	–8 543	–10 797	–13 587	–16 713
GROSS DEBT(1)		191 756	198 052	206 773	211 844	214 286	216 475	217 424
As a % of GDP		53.6	54.3	54.9	54.1	52.8	51.5	50.0
P:	Preliminary results for 2014 and forecasts for subsequent years.
(1)	The consolidated direct debt and the gross debt exclude pre-financing.

E.4

Retirement plans liability

The net retirement plans liability is calculated by subtracting from the retirement plans liability the balance of the Retirement Plans Sinking Fund (RPSF), an asset established to pay the retirement benefits of public and parapublic sector employees.

The retirement plans liability represents the present value of the retirement benefits the government will pay to public and parapublic sector employees, taking into account the conditions of their plans and their years of service. This liability stood at $76 703 million as at March 31, 2013.

The government created the RPSF in 1993. As at March 31, 2013, the book value of the RPSF stood at $48 344 million.

Thus, the net retirement plans liability represented $28 359 million as at March 31, 2013.

Net retirement plans liability as at March 31, 2013
(millions of dollars)

Retirement plans liability
Government and Public Employees Retirement Plan (RREGOP)	46 344
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	10 706
Other plans(1)	19 653

Subtotal	76 703
Less: Retirement Plans Sinking Fund	–48 344

NET RETIREMENT PLANS LIABILITY	28 359
(1) The liability for the other plans takes into account the assets of the other plans, including those of the Pension Plan of the Université du Québec.

E.5

Employee future benefits liability

The government records in its debt the value of its commitments regarding future benefits programs for its employees, namely, programs for accumulated sick leave and for pensions paid to the survivors of government employees. These programs give rise to long-term obligations whose costs are covered in full by the government.

As at March 31, 2013, the employee future benefits liability stood at $1 262 million.

As at March 31, 2013, the value of the sums accumulated to pay for employee future benefits programs (Accumulated Sick Leave Fund and Survivor’s Pension Plan Fund) stood at $1 243 million.

The net employee future benefits liability was thus $19 million as at March 31, 2013.

Net employee future benefits liability as at March 31, 2013
(millions of dollars)

Employee future benefits liability
Accumulated sick leave	676
Survivor’s pension plan	408
Université du Québec programs	178

Subtotal	1 262
Less:
Accumulated Sick Leave Fund	–798
Survivor’s Pension Plan Fund	–445

Subtotal	–1 243

NET EMPLOYEE FUTURE BENEFITS LIABILITY	19

E.6

Generations Fund

The Generations Fund was created in June 2006 by the liberal government, through the adoption of the Act to reduce the debt and establish the Generations Fund. The sums accumulated in the fund are dedicated solely to repaying the debt.

As at March 31, 2014, preliminary results show that the book value of the Generations Fund stood at $5 659 million.

The sums accumulated in the Generations Fund are expected to reach $16 713 million as at March 31, 2019.

Generations Fund
(millions of dollars)
	2012-	2013-	2014-	2015-	2016-	2017-	2018-
	2013	2014P	2015P	2016P	2017P	2018P	2019P

Book value, beginning of year	4 277	5 238	5 659	6 960	8 543	10 797	13 587

Dedicated revenues

Water-power royalties
Hydro-Québec	625	670	661	677	691	707	726
Private producers	92	93	91	93	95	97	99
	717	763	752	770	786	804	825
Indexation of the price of heritage electricity	—	—	71	105	205	305	410
Mining revenues	—	—	—	114	149	194	219
Tax on alcoholic beverages	—	—	100	100	500	500	500
Savings relative to the closure of
Gentilly-2	—	—	—	—	—	215	215
Unclaimed property	12	19	10	10	10	10	10
Investment income	232	339	368	484	604	762	947

Total dedicated revenues	961	1 121	1 301	1 583	2 254	2 790	3 126

Deposit from the Territorial
Information Fund	—	300	—	—	—	—	—

Total deposits	961	1 421	1 301	1 583	2 254	2 790	3 126

Use of the Generations Fund to repay maturing borrowings	—	–1 000	—	—	—	—	—

BOOK VALUE, END OF YEAR	5 238	5 659	6 960	8 543	10 797	13 587	16 713
P:	Preliminary results for 2013-2014 and forecasts for subsequent years.

E.7

❑	Factors responsible for the growth in the gross debt

In 2014-2015, the gross debt is expected to increase by $8 721 million mainly because of capital investments ($5 534 million) and the budgetary deficit ($2 350 million).

CHART E.1

Factors responsible for the growth in the gross debt in 2014-2015
(millions of dollars)

(1)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.

The table on the next page shows the factors responsible for the growth in the government’s gross debt since March 31, 2000.

E.8

TABLE E.3

Factors responsible for the growth in the Québec government’s gross debt
(millions of dollars)

	Debt,	Budgetary		Investments,	Net investment			Deposits in the		Debt,
	beginning	(surplus)	Closure of	loans and	in the	Net capital	Other	Generations	Total	end of	As a %
	of year	deficit	Gentilly-2	advances	networks(1)	investments(2)	factors(3)	Fund(4)	change	year	of GDP
With networks consolidated at modified equity value
2000-2001	116 761	–427		1 701	841	578	1 108		3 801	120 562	52.3
2001-2002	120 562	–22		1 248	934	1 199	–9		3 350	123 912	52.0
2002-2003	123 912	728		1 921	631	1 706	237		5 223	129 135	51.9
2003-2004	129 135	358		1 367	560	1 186	625		4 096	133 231	51.3
2004-2005	133 231	664		1 303	1 486	1 006	–796		3 663	136 894	50.4
2005-2006	136 894	–37		1 488	1 013	1 179	–809		2 834	139 728	49.8
2006-2007	139 728	–109		2 213	1 002	1 177	1 078	–584	4 777	144 505	49.7
2007-2008	144 505	—		2 658	487	1 457	767	–649	4 720	149 225	48.8
2008-2009	149 225	—		966	622	2 448	–28	–719	3 289	152 514	48.6
With networks consolidated line by line(5)
2009-2010	157 630	3 174		1 746		4 226	–2 733	–725	5 688	163 318	51.8
2010-2011	163 318	3 150		2 507		4 923	298	–760	10 118	173 436	52.6
2011-2012	173 436	2 628		1 861		5 071	1 228	–840	9 948	183 384	53.1
2012-2013	183 384	1 600	1 876	659		4 863	335	–961	8 372	191 756	53.6
2013-2014	191 756	3 100		1 195		4 499	–1 077	–1 421	6 296	198 052	54.3
2014-2015	198 052	2 350		1 750		5 534	388	–1 301	8 721	206 773	54.9
2015-2016	206 773	—		1 824		4 543	287	–1 583	5 071	211 844	54.1
2016-2017	211 844	—		1 539		3 565	–408	–2 254	2 442	214 286	52.8
2017-2018	214 286	–300 (6)		1 678		3 295	306	–2 790	2 189	216 475	51.5
2018-2019	216 475	–400 (6)		1 639		2 545	291	–3 126	949	217 424	50.0

(1)	The net investment in the networks includes mainly loans by Financement-Québec and the Corporation d’hébergement du Québec to institutions in the health and social services and the education networks. Since 2009-2010, these items have been part of net capital investments.
(2)	Investments made under private-public partnership agreements are included in net capital investments.
(3)	Other factors include in particular the change in other accounts, such as accounts receivable and accounts payable.
(4)	Deposits in the Generations Fund in 2013-2014 include $1 121 million in dedicated revenues and $300 million from the accumulated surplus of the Territorial Information Fund.
(5)	The line-by-line consolidation of the financial statements of institutions of the health and social services and the education networks raised the gross debt by $5 116 million as at March 31, 2009. This amount represents the debt contracted by the networks in their own name. The data prior to 2009-2010 could not be restated and are thus not comparable.
(6)	Corresponds to half of the forecast budgetary surplus, in accordance with the government’s policy of allocating half of budgetary surpluses to reducing the debt and the other half to easing the tax burden, by giving priority to the gradual elimination of the health contribution.

E.9

❑	Gross debt burden

Between 1998 and 2009, the government’s gross-debt-to-GDP ratio fell significantly. While the gross debt was equivalent to 57.7% of GDP as at March 31, 1998, this ratio stood at 51.9% as at March 31, 2003 and 48.6% as at March 31, 2009. Line-by-line consolidation of the network institutions’ financial statements with those of the government raised the gross-debt-to-GDP ratio to 50.3% as at March 31, 2009.

The ratio has risen since 2009 mainly because of the increase in capital investments and the 2008-2009 recession. The gross debt burden is expected to decrease as of 2015-2016, once the budget has been balanced.

CHART E.2

Gross debt as at March 31(1)
(as a percentage of GDP)

P:	Preliminary results for 2014 and forecasts for subsequent years.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)

The gross debt takes into account the debt that the health and social services and the education networks have contracted in their own name. Accordingly, the data as of 2009 are not comparable with those for prior years since they do not include this debt.

E.10

1.2	Net debt

The net debt is equal to the Québec government’s liabilities less its financial assets. It represents the debt that has funded capital investments and current expenditures. The net debt is obtained by subtracting from the gross debt the government’s financial assets, net of other liabilities.

As at March 31, 2014, preliminary results show that the net debt stood at $181 965 million, or 49.9% of GDP. As a proportion of GDP, the net debt will gradually decline as of 2015-2016, to 45.0% as at March 31, 2019.

TABLE E.4

Factors responsible for the growth in the net debt
(millions of dollars)

	Debt,	Budgetary	Closure	Net				Debt,	As a
	beginning	(surplus)	of	capital		Generations	Total	end of	% of
	of year	deficit	Gentilly-2	investments	Other	Fund	change	year	GDP
2012-2013	167 700	1 600	1 876	4 863	409(1)	–961	7 787	175 487	49.0
2013-2014P	175 487	3 100		4 499	—	–1 121	6 478	181 965	49.9
2014-2015P	181 965	2 350		5 534	3 800(2)	–1 301	10 383	192 348	51.0
2015-2016P	192 348	—		4 543	—	–1 583	2 960	195 308	49.9
2016-2017P	195 308	—		3 565	—	–2 254	1 311	196 619	48.4
2017-2018P	196 619	–300(3)		3 295	—	–2 790	205	196 824	46.8
2018-2019P	196 824	–400(3)		2 545	—	–3 126	–981	195 843	45.0
P:	Preliminary results for 2013-2014 and forecasts for subsequent years.
(1)	Includes other comprehensive income items of government enterprises and changes stemming from inventories and prepaid expenses that are non-financial assets.
(2)	Provision for the impact of the eventual transition of Hydro-Québec to International Financial Reporting Standards. This provision is explained on the next page.
(3)

Corresponds to half of the forecast budgetary surplus, in accordance with the government’s policy of allocating half of budgetary surpluses to reducing the debt and the other half to easing the tax burden, by giving priority to the gradual elimination of the health contribution.

E.11

1.3	Debt representing accumulated deficits

The debt representing accumulated deficits corresponds to the difference between the Québec government’s liabilities and its financial and non-financial assets as a whole. This debt is calculated by subtracting financial assets, net of other liabilities, as well as non-financial assets from the gross debt.

As at March 31, 2014, preliminary results show that the debt representing accumulated deficits stood at $120 074 million, or 32.9% of GDP. As a proportion of GDP, the debt representing accumulated deficits will gradually decline as of 2015-2016 to 26.3% as at March 31, 2019.

TABLE E.5

Factors responsible for the growth in the debt representing accumulated deficits
(millions of dollars)

	Debt,	Budgetary	Closure				Debt,	As a
	beginning	(surplus)	of	Accounting	Generations	Total	end of	% of
	of year	deficit	Gentilly-2	adjustments	Fund	change	year	GDP
2009-2010	103 433	3 174		3 243	–725	5 692	109 125	34.6
2010-2011	109 125	3 150		431	–760	2 821	111 946	34.0
2011-2012	111 946	2 628		1 486	–840	3 274	115 220	33.4
2012-2013	115 220	1 600	1 876	360	–961	2 875	118 095	33.0
2013-2014P	118 095	3 100		—	–1 121	1 979	120 074	32.9
2014-2015P	120 074	2 350		3 800	–1 301	4 849	124 923	33.1
2015-2016P	124 923	—		—	–1 583	–1 583	123 340	31.5
2016-2017P	123 340	—		—	–2 254	–2 254	121 086	29.8
2017-2018P	121 086	–300 (1)		—	–2 790	–3 090	117 996	28.1
2018-2019P	117 996	–400 (1)		—	–3 126	–3 526	114 470	26.3
P:	Preliminary results for 2013-2014 and forecasts for subsequent years.
(1)

Corresponds to half of the forecast budgetary surplus, in accordance with the government’s policy of allocating half of budgetary surpluses to reducing the debt and the other half to easing the tax burden, by giiving priority to the gradual elimination of the health contribution.

As at March 31, 2015, the debt representing accumulated deficits takes into account a provision of $3.8 billion for the impact of the eventual transition of Hydro-Québec to International Financial Reporting Standards (IFRS). In February 2013, the Accounting Standards Board of Canada postponed, for the fourth time, the mandatory changeover to IFRS for corporations like Hydro-Québec that engage in rate-regulated activities. The anticipated date is now January 1, 2015, which would affect the government’s 2014-2015 fiscal year. It should be noted that Hydro-Québec’s eventual transition to IFRS will have no impact on the government’s gross debt.

E.12

1.4	Debt reduction objectives

This budget confirms that the debt reduction objectives included in the Act to reduce the debt and establish the Generations Fund in 2010 will be maintained. These objectives are:

—	45% of GDP for the gross debt as at March 31, 2026;

—	17% of GDP for the debt representing accumulated deficits as at March 31, 2026.

CHART E.3		CHART E.4

Gross debt as at March 31		Debt representing accumulated deficits as at March 31
(as a percentage of GDP)		(as a percentage of GDP)

P:	Preliminary results for 2014, forecasts for 2015 to 2019 and projections for subsequent years.	P:	Preliminary results for 2014, forecasts for 2015 to 2019 and projections for subsequent years.
Note: The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

To achieve these debt reduction objectives, the government has the Generations Fund, established in 2006, at its disposal. In addition to the water-power royalties paid by Hydro-Québec and private producers of hydro-electricity,1 the current provisions of the Act to reduce the debt and establish the Generations Fund stipulate that the following revenue sources will be deposited in the Generations Fund:

—
the revenue generated by the indexation of the price of heritage electricity starting in 2014. This will amount to $71 million in 2014-2015, $105 million in 2015-2016, $205 million in 2016-2017, $305 million in 2017-2018 and $410 million in 2018-2019;

[1]

The Act to reduce the debt and establish the Generations Fund also provides for the deposit in the Generations Fund of unclaimed property administered by Revenu Québec and income generated by the investment of the sums making up the fund.

E.13

—	all mining revenues as of 2015-2016. This will amount to $114 million in 2015-2016, $149 million in 2016-2017, $194 million in 2017-2018 and $219 million in 2018-2019;

—	the savings, as of 2017-2018, stemming from the closure of the Gentilly-2 nuclear power plant, which will amount to $215 million per year;

—	an amount of $100 million per year, as of 2014-2015, generated by the increase in the specific tax on alcoholic beverages.

This budget provides for the deposit of additional sums in the Generations Fund as of 2016-2017. These additional deposits will be drawn from the specific tax on alcoholic beverages and represent $400 million per year.

In addition, the government is announcing in this budget that, as of 2017-2018, the fiscal outlook will make it possible to generate surpluses, half of which will be used to reduce the debt and the other half to ease the tax burden of Quebecers, by giving priority to the gradual elimination of the health contribution.

The Generations Fund should reach $16.7 billion as at March 31, 2019.

E.14

1.5	Public sector debt

Public sector debt includes the government’s gross debt as well as the debt of Hydro-Québec, the municipalities, universities other than the Université du Québec and its constituents and other government enterprises. This debt has served in particular to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2014, preliminary results show that Québec’s public sector debt stood at $263 916 million, or 72.4% of GDP. These figures must be seen in perspective for they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

TABLE E.6

Public sector debt as at March 31
(millions of dollars)

	2010	2011	2012	2013	2014P
Government’s gross debt(1)	163 318	173 436	183 384	191 756	198 052
Hydro-Québec	36 385	37 723	38 514	39 631	40 361
Municipalities(2)	19 538	20 307	20 719	21 820	22 622
Universities other than the Université du Québec and its constituents(3)	1 930	1 925	1 797	1 739	1 739
Other government enterprises(4)	697	1 363	1 363	1 479	1 142

PUBLIC SECTOR DEBT	221 868	234 754	245 777	256 425	263 916
As a % of GDP	70.3	71.2	71.2	71.7	72.4
P:	Preliminary results.
(1)	The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.
(2)	These amounts correspond to the long-term debt contracted by municipalities in their own name. Part of this debt is subsidized by the government ($3 899 million as at March 31, 2014).
(3)

These amounts correspond to the debt contracted by universities other than the Université du Québec and its constituents in their own name. Part of this debt is subsidized by the government ($65 million as at March 31, 2014).

(4)	These amounts correspond to the debt contracted by the Financing Fund to finance government enterprises and entities not included in the reporting entity.

E.15

1.6	Comparison of the debt of governments in Canada

Whether on the basis of gross debt or debt representing accumulated deficits, as a percentage of GDP, Québec is the most heavily indebted province.

As at March 31, 2013, the ratio of gross debt to GDP was 53.6% in Québec compared with 44.0% in Ontario, the second most indebted province, and 38.7% in Nova Scotia, which ranks third.

CHART E.5

Gross debt and debt representing accumulated deficits as at March 31, 2013
(as a percentage of GDP)

(1) A negative entry means that the government has accumulated surpluses.
Sources: Governments’ public accounts, Statistics Canada and Ministère des Finances du Québec.

The table on the following page shows the debt of the federal government and each province as at March 31, 2013. The boxes indicate the debt concept used by each government in its budget documents to measure its debt level. Some governments use more than one concept.

Contrary to the net debt and debt representing accumulated deficits, gross debt cannot be observed directly in the public accounts of the other governments in Canada. However, the public accounts show the components of gross debt, i.e. the consolidated direct debt, the net retirement plans liability and the net employee future benefits liability. Therefore, it is possible to calculate the level of the gross debt according to the concept used by Québec.

E.16

TABLE E.7

Debt as at March 31, 2013 according to various concepts
(millions of dollars)

	QC	FED	ON	NS	MB	NB	NL	PEI	BC	SK	AB

Consolidated direct debt	168 616	673 046	292 599	12 869	19 155	10 177	5 148	1 688	55 061	5 013	7 752
Net retirement plans liability	28 359	151 667	–6 352	230	1 828	–150	3 270	–86	165	6 774	10 852
Net employee future benefits liability	19	67 301	10 714	1 774	434	347	2 323	52	1 760	—	—
Generations Fund	–5 238

Gross debt	191 756	892 014	296 961	14 873	21 417	10 374	10 741	1 654	56 986	11 787	18 604
As a % of GDP	53.6	49.0	44.0	38.7	36.8	32.9	31.8	29.8	25.9	15.1	6.0
Less: Financial assets, net of other liabilities	–16 269	–220 651	–44 873	–919	–5 524	680	–2 393	386	–18 850	–6 678	–30 796

Net debt(1)	175 487	671 363	252 088	13 954	15 893	11 054	8 348	2 040	38 136	5 109	–12 192
As a % of GDP	49.0	36.9	37.4	36.3	27.3	35.0	24.7	36.8	17.3	6.6	–3.9
Less: Non-financial assets	–57 392	–68 922	–84 956	–5 472	–9 957	–8 258	–3 916	–1 031	–39 521	–7 558	–41 780

Debt representing accumulated deficits(1)
	118 095	602 441	167 132	8 482	5 936	2 796	4 432	1 009	–1 385	–2 449	–53 972
As a % of GDP	33.0	33.1	24.8	22.1	10.2	8.9	13.1	18.2	–0.6	–3.1	–17.3

Note: The boxes indicate the debt concept(s) used in the budget papers of the government concerned.
(1)   A negative entry means that the government has net assets or accumulated surpluses.
Sources: Governments’ public accounts, Statistics Canada and Ministère des Finances du Québec.

E.17

[This Page is Intentionally Left Blank]

2.	FINANCING AND DEBT MANAGEMENT

2.1	Financing program

Preliminary results show that the government’s financing program for 2013-2014 amounted to $19 586 million. It should stand at $15 034 million in 2014-2015. This is a decrease of $345 million compared with what was forecast in February 2014. This decrease is attributable to, among other things, pre-financing made in 2013-2014 that was $1 189 million higher than anticipated.

E.19

TABLE E.8

The government’s financing program in 2013-2014 and 2014-2015
(millions of dollars)

		2014-2015P
		Financial
		situation as at		Revised
	2013-2014P	February 20, 2014	Revisions	program	Completed(1)%

GENERAL FUND
Net financial requirements(2),(3)	1 988	2 649	1 516	4 165
Repayments of borrowings	4 767	7 597	104	7 701
Use of the Generations
Fund to repay maturing borrowings	-1 000	—	—	—
Change in cash position(4)	-3 485	-4 421	-1 189	-5 610
Deposits in the Retirement
Plans Sinking Fund(5)	1 000	—	—	—
Transactions under the credit policy(6)	1 216	—	-55	-55
Additional contributions to the Sinking Fund for borrowings	3 538	—	300	300
Pre-financing	5 610	—	—	—

GENERAL FUND	11 202	5 825	676	6 501

FINANCING FUND	7 384	8 554	-1 021	7 533

Subtotal – General fund and Financing Fund	18 586	14 379	-345	14 034	4 698	33.5%

FINANCEMENT-QUÉBEC	1 000	1 000	—	1 000	—	—

TOTAL	19 586	15 379	-345	15 034	4 698	31.2%
Including: repayments of borrowings(7)	9 741	12 261	102	12 363	—	—

P: Preliminary results for 2013-2014 and forecasts for 2014-2015.

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.
(1)	Borrowings contracted or negotiated as at May 29, 2014.
(2)	These amounts exclude the net financial requirements of consolidated entities funded through the Financing Fund.
(3)	Net financial requirements are adjusted to take into account the non-receipt of revenues of the RPSF and of funds dedicated to employee future benefits.
(4)	Corresponds to pre-financing made the previous year.
(5)	Deposits in the RPSF are optional. They are recorded in the financing program only once they are made.
(6)

Under the credit policy, which is designed to limit financial risk with respect to counterparties, the government disburses or receives amounts because of movements in exchange rates. These amounts have no effect on the debt.

(7)

The amounts include repayments of borrowings, for 2013-2014 and 2014-2015 respectively, of the general fund ($4 767 million and $7 701 million), the Financing Fund ($1 252 million and $1 151 million) and Financement-Québec ($3 722 million and $3 511 million).

E.20

The financing program should amount to $17 880 million in 2015-2016 and $18 914 million in 2016-2017.

TABLE E.9

The government’s financing program in 2015-2016 and 2016-2017
(millions of dollars)

	2015-2016F	2016-2017F

GENERAL FUND
Net financial requirements(1),(2)	1 062	219
Repayments of borrowings	7 115	10 697

GENERAL FUND	8 177	10 916

FINANCING FUND	8 703	6 998

Subtotal – General fund and Financing Fund	16 880	17 914

FINANCEMENT-QUÉBEC	1 000	1 000

TOTAL	17 880	18 914
Including: repayments of borrowings(3)	10 201	15 017

F: Forecasts.

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.
(1)	These amounts exclude the net financial requirements of consolidated entities funded through the Financing Fund.
(2)	Net financial requirements are adjusted to take into account the non-receipt of revenues of the RPSF and of funds dedicated to employee future benefits.
(3)

The amounts include repayments of borrowings, for 2015-2016 and 2016-2017 respectively, of the general fund ($7 115 million and $10 697 million), the Financing Fund ($1 206 million and $1 212 million) and Financement-Québec ($1 880 million and $3 108 million).

E.21

2.2	Financing strategy

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

2.2.1	Diversification by market

Financing transactions are carried out regularly on most markets, i.e. in Canada, the United States, Europe and Asia.

Over the past 10 years, 16.7% of borrowings were contracted in foreign currencies. Nonetheless, the government keeps no exposure of its gross debt to these currencies (see section 2.6).

In 2013-2014, the government carried out 16.2% of its borrowings on foreign markets, i.e.:

—	a public bond issue of €1 000 million (CAN$1 358 million) in July 2013;

—	a public bond issue of €1 000 million (CAN$1 485 million) in January 2014;

—	a public bond issue of 200 million CHF (CAN$244 million) in February 2014;

—	a borrowing of €65 million (CAN$88 million) in June 2013.

CHART E.6

Borrowings by currency(1)
(per cent)

P:	Preliminary results.
(1)	Borrowings of the general fund, borrowings for the Financing Fund and borrowings of Financement-Québec.

E.22

2.2.2	Diversification by instrument

To satisfy investors’ needs, an extensive array of financial products is used in the course of financing transactions.

Long-term instruments consist primarily of public bond issues and private borrowings.

In 2013-2014, public issues represented 64.0% of instruments used.

CHART E.7

Long-term borrowings contracted in 2013-2014P by instrument
(per cent)

P:	Preliminary results.
(1)	Business Assistance - Immigrant Investor Program.

E.23

2.2.3	Diversification by maturity

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and ensure the government’s regular presence on capital markets.

In the case of borrowings contracted in 2013-2014, 41.3% had a maturity of less than 10 years, 38.5% a maturity of 10 years and 20.2% a maturity of 30 years or more.

CHART E.8

Long-term borrowings contracted in 2013-2014P by maturity
(per cent)

P:	Preliminary results.

E.24

This diversification by maturity is reflected on the maturity of the debt shown in the following chart. As at March 31, 2014, the average maturity of the debt was about 11 years.

CHART E.9

Maturity of the long-term debt as at March 31, 2014P
(millions of dollars)

P:	Preliminary results.
Note:	Direct debt of the general fund, debt contracted to make advances to the Financing Fund and debt of Financement-Québec.

E.25

2.3	Increase in the government’s prudential liquidity

As indicated in the March 2012 budget, the Ministère des Finances implemented in 2012-2013 a policy aimed at increasing the level of the government’s prudential liquidity. These liquid assets will be available for use in the event of major turbulence on financial markets. As at March 31, 2014, they stood at $7.6 billion.

The government’s prudential liquidities are equivalent to close to half of the average annual financing requirements expected over the coming years.

2.4	Pre-financing

The government carries out pre-financing to take advantage of favourable market conditions. These are borrowings that would normally be contracted during the subsequent fiscal year.

In 2013-2014, the government contracted pre-financing of $5 610 million. The average for the past 10 years was $4 432 million a year.

CHART E.10

Pre-financing
(millions of dollars)

P:	Preliminary results.

E.26

2.5	Yield

The yield on the Québec government’s long-term securities is currently about 3.3%, while that on short-term securities is roughly 1.0%.

CHART E.11

Yield on Québec securities
(per cent)

Sources: PC-Bond and Ministère des Finances du Québec.

In addition, the substantial increase in the spread between the yield on Québec and federal government securities, observed starting in the summer of 2008 during the financial crisis, has narrowed considerably since then. However, the level of the spread has not returned to the levels observed prior to 2008. The same situation has also been observed in the case of the other provinces.

CHART E.12

Yield spread on long-term (10-year) securities
(percentage points)

Source: PC-Bond.

E.27

2.6	Debt management

The government’s debt management strategy aims to minimize the cost of the debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements, to achieve desired debt proportions by currency and interest rate.

❑	Structure of the debt by currency

As at March 31, 2014, preliminary results show that the proportion of the government’s gross debt in foreign currency, after taking into account interest rate and currency swap agreements, stood at 0%. The proportion of the gross debt in foreign currency was also nil as at March 31, 2013.

CHART E.13

Proportion of the debt in foreign currency as at March 31
(per cent)

P: Preliminary results.
Note: Gross debt including pre-financing.

E.28

❑	Structure of the debt by interest rate

The government keeps part of its debt at variable interest rates and part at fixed interest rates.

After taking into account interest rate and currency swap agreements, preliminary results show that the proportion of the gross debt at variable interest rates was 12.4% as at March 31, 2014. The proportion of the gross debt at variable interest rates has fallen since 2010.

CHART E.14

Proportion of the gross debt at variable interest rates(1) as at March 31
(per cent)

P:	Preliminary results.
Note: Gross debt including pre-financing.
(1)	The debt at variable interest rates includes variable interest rate financial instruments as well as fixed interest rate financial instruments that mature in one year or less.

E.29

2.7	Borrowings contracted

TABLE E.10

Québec government
Summary of long-term borrowings(1) in 2013-2014P

Currency	$ million	%

CANADIAN DOLLAR
Public issues	9 446	48.2
Private borrowings	5 404	27.6
Savings products	558	2.9
Business Assistance - Immigrant Investor Program	1 003	5.1

Subtotal	16 411	83.8

OTHER CURRENCIES
Euro	2 931	15.0
Swiss franc	244	1.2

Subtotal	3 175	16.2

TOTAL	19 586	100.0
P:	Preliminary results.
(1)	The amounts include the borrowings of the general fund, borrowings for the Financing Fund and borrowings of Financement-Québec.

E.30

TABLE E.11

Québec government
Borrowings contracted in 2013-2014P for the general fund

Amount		Face
received in		value in
Canadian		foreign	Interest		Date of	Date of	Price to	Yield to
dollars(1)		currency	rate	(2)	issue	maturity	investor	investor	(3)
(millions)			(%)				($)	(%)
303		—	4.50		April 19	2017-12-01	112.199	1.739
1 052	(4)	—	Variable	(5)	April 23	2016-10-23	100.000	Variable
358	(4)	—	Variable	(5)	April 26	2016-10-23	100.000	Variable
463		—	3.50		April 30	2045-12-01	98.353	3.586
497		—	3.50		May 3	2045-12-01	99.420	3.530
481		—	3.50		June 7	2045-12-01	96.109	3.707
88	(4)	€65	2.644	(6)	June 17	2033-06-17	100.000	2.644	(7)
556		—	4.50		June 17	2018-12-01	111.203	2.303
607		—	5.00		June 19	2041-12-01	121.390	3.768
460		—	3.50		July 5	2045-12-01	91.984	3.940
1 358		€1 000	2.25	(6)	July 17	2023-07-17	99.514	2.305	(7)
386		—	3.50		September 4	2045-12-01	87.245	4.228
502		—	3.75		January 13	2024-09-01	100.337	3.711
347		—	3.50		January 14	2045-12-01	87.872	4.193
1 485		€1 000	2.375	(6)	January 22	2024-01-22	99.045	2.484	(7)
244		200 CHF	1.50	(6)	February 5	2024-02-05	99.426	1.563	(7)
454		—	3.50		February 10	2045-12-01	90.758	4.017
558	(8)	—	Various		Various	Various	Various	Various
1 003	(9)	—	Zero coupon		Various	Various	Various	Various
11 202
P:	Preliminary results.
(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is determined on the basis of interest payable semi-annually except if another frequency is indicated in a note.
(4)	Private borrowings.
(5)	Interest payable quarterly.
(6)	Interest payable annually.
(7)	Yield to investor is determined on the basis of interest payable annually.
(8)	Savings products issued by Épargne Placements Québec.
(9)	Business Assistance - Immigrant Investor Program.

E.31

TABLE E.12

Québec government
Borrowings contracted in 2013-2014P for the Financing Fund

Amount		Face
received in		value in
Canadian		foreign	Interest		Date of	Date of	Price to	Yield to
dollars(1)		currency	rate	(2)	issue	maturity	investor	investor	(3)
(millions)			(%)				($)	(%)
258		—	4.50		April 19	2017-12-01	112.199	1.739
29		—	3.50		April 30	2045-12-01	98.353	3.586
512		—	3.00		May 7	2023-09-01	102.466	2.724
506		—	3.00		May 21	2023-09-01	101.121	2.873
499		—	3.00		June 3	2023-09-01	99.892	3.012
494		—	3.00		June 21	2023-09-01	98.844	3.133
480		—	3.00		August 12	2023-09-01	96.071	3.466
50		—	3.50		September 4	2045-12-01	87.245	4.228
471		—	3.00		September 25	2023-09-01	94.128	3.712
500		—	3.75		December 18	2024-09-01	99.926	3.758
499		—	3.75		December 18	2024-09-01	99.751	3.778
2 994	(4)	—	Variable	(5)	December 19	2018-12-19	100.000	Variable
92		—	3.50		January 14	2045-12-01	87.872	4.193
7 384
P:	Preliminary results.
(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is determined on the basis of interest payable semi-annually.
(4)	Private borrowings.
(5)	Interest payable quarterly.

E.32

TABLE E.13

Québec government
Borrowings contracted in 2013-2014P by Financement-Québec

Amount		Face
received in		value in
Canadian		foreign	Interest		Date of	Date of	Price to	Yield to
dollars(1)		currency	rate	(2)	issue	maturity	investor	investor	(3)
(millions)			(%)				($)	(%)
1 000	(4)	—	Variable	(5)	October 29	2019-05-29	100.000	Variable
1 000
P:	Preliminary results.
(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is established on the basis of interest payable semi-annually.
(4)	Private borrowings.
(5)	Interest payable quarterly.

E.33

TABLE E.14

Borrowings contracted in 2013 by Hydro-Québec

Amount		Face
received in		value in
Canadian		foreign	Interest		Date of	Date of	Price to	Yield to
dollars(1)		currency	rate	(2)	issue	maturity	investor	investor	(3)
(millions)			(%)				($)	(%)
8	(4)	—	Zero coupon		April 25	2022-04-15	77.165	2.929
601		—	5.00		July 19	2050-02-15	120.133	3.954
1 000	(4)	—	Variable	(5)	September 3	2018-09-03	100.000	Variable
582		—	5.00		October 31	2050-02-15	116.386	4.125
2 191

Note: Borrowings contracted from January 1 to December 31, 2013.

(1)	Borrowings in foreign currency given in Canadian equivalent of their value on the date of borrowing.
(2)	Interest payable semi-annually except if another frequency is indicated in a note.
(3)	Yield to investor is established on the basis of interest payable semi-annually.
(4)	Private borrowings.
(5)	Interest payable quarterly.

E.34

3.	INFORMATION ON THE RETIREMENT PLANS AND ON FUNDS DEPOSITED BY THE MINISTÈRE DES FINANCES WITH THE CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

3.1	Retirement plans

The Québec government participates financially in the retirement plans of its employees. These plans had 577 875 active participants and 326 755 beneficiaries as at December 31, 2012.

TABLE E.15

Retirement plans of public and parapublic sector employees as at December 31, 2012

	Active participants	Beneficiaries
Government and Public Employees Retirement Plan (RREGOP)	530 000	223 702
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	28 850	26 376
Other plans:
— Teachers Pension Plan (TPP)(1) and Pension Plan of Certain
Teachers (PPCT)(1)	97	45 143
— Civil Service Superannuation Plan (CSSP)(1)	35	20 526
— Superannuation Plan for the Members of the Sûreté du
Québec (SPMSQ)	5 850	4 901
— Pension Plan of Peace Officers in Correctional Services
(PPPOCS)	3 600	1 689
— Pension Plan of the Judges of the Court of Québec and of
Certain Municipal Courts (PPJCQM)	273	357
— Pension Plan for Federal Employees Transferred to
Employment with the Gouvernement du Québec (PPFEQ)(2)	200	149
— Pension Plan of the Members of the National Assembly
(PPMNA)	120	411
— Pension Plan of the Université du Québec (PPUQ)	8 850	3 501
Total for other plans	19 025	76 677
TOTAL	577 875	326 755
(1)	These plans have not accepted any new participants since July 1, 1973.
(2)	This plan has not accepted any new participants since it came into effect on January 1, 1992.

Source: 2012-2013 Public Accounts.

E.35

❑	Summary description of the retirement plans

The retirement plans of public and parapublic sector employees are defined benefit retirement plans. Benefits are calculated on the basis of participants’ average income for the best paid years (generally five) and their number of years of service. The pension usually represents 2% of an employee’s average income per year of service. Benefits are partially indexed to inflation.

RREGOP and PPMP, which account for nearly 97% of active participants, are cost-sharing plans: the government is responsible for paying 50% of the benefits, and the participants are responsible for paying the other 50%.2

Most of the other retirement plans are cost-balance plans. The government covers the cost of these plans, net of contributions paid by participants.

The Commission administrative des régimes de retraite et d'assurances (CARRA) is responsible for administering the retirement plans.3

TABLE E.16

Change in the employee contribution rate of certain retirement plans
(per cent)

	RREGOP(1)	PPMP(2)	SPMSQ(3)	PPPOCS(4)
2004	5.35	4.50	8 / 6.2 / 8	4.0
2005	7.06	7.78	8 / 6.2 / 8	4.0
2006	7.06	7.78	8 / 6.2 / 8	4.0
2007	7.06	7.78	8 / 6.2 / 8	4.0
2008	8.19	10.54	8 / 6.2 / 8	4.0
2009	8.19	10.54	8 / 6.2 / 8	4.0
2010	8.19	10.54	8 / 6.2 / 8	4.0
2011	8.69	11.54	8 / 6.2 / 8	4.0
2012	8.94	12.30	8 / 6.2 / 8	4.0
2013	9.18	12.30	8 / 6.2 / 8	6.5
2014	9.84	14.38	8 / 6.2 / 8	8.3
(1)

For 2004 to 2012, rate applicable to the excess of 35% of maximum pensionable earnings (MPE), which is determined by the Régie des rentes du Québec (RRQ). The contribution formula as of 2012 was changed at the time of the collective agreements’ renewal. For 2012, the rate applies to the excess of 33% of the MPE. For 2013, the rate applies to the excess of 31% of the MPE. For 2014, the rate applies to the excess of 29% of the MPE. In 2014, the MPE is $52 500.

(2)	Rate applicable to the excess of 35% of the MPE.
(3)	Rate applicable up to the annual basic exemption of the RRQ ($3 500) / rate applicable to the excess up to the amount of the MPE / rate applicable to the excess of the MPE.
(4)	Rate applicable to the excess of 25% of the employee's salary or of 25% of the MPE if it is lower.

[2]	This cost-sharing formula has been in effect since July 1, 1982. Previously, the government was responsible for payment of 7/12 of the benefits (58.3%).
[3]	Except for the Pension Plan of the Université du Québec (PPUQ).

E.36

❑	Recent changes

In 2010, to retain qualified workers and delay their retirement, the government modified RREGOP and the PPMP to enable participants to accumulate up to 38 years of service. This change, which was agreed upon during the latest renewal of the collective agreements with government employees, is aimed at ensuring that employees nearing the end of their career stay longer in the labour market, thus facilitating the transfer of expertise.

The PPMP was also modified with the adoption of Bill 58 by the National Assembly in 2012. The changes included in the Bill were the product of consultations with participant representatives and included several amendments fostering the financial health of the PPMP. In particular, the pension eligibility criteria were tightened. Since January 1, 2013, new participants must complete an additional five-year period of membership in the plan for their retirement benefit to be calculated in accordance with the provisions of the PPMP. In addition, the reduction of the benefit for early retirement was increased.

3.1.1	Retirement plans liability

In its financial statements, the government discloses the present value of the retirement benefits it will pay to its employees, taking into account the conditions governing their plans as well as their years of service. This value is called the retirement plans liability. It does not take into account the sums accumulated to pay retirement benefits, particularly the Retirement Plans Sinking Fund (RPSF), which will be discussed later on.

The actuarial valuations of the liability of the various retirement plans are carried out by CARRA,4 following the rules of the Canadian Institute of Actuaries (CIA) and the Chartered Professional Accountants of Canada (CPA Canada) for the public sector.

As at March 31, 2013, the liability for the retirement plans of public and parapublic sector employees amounted to $76 703 million (net of the plans’ assets). This amount is recognized in the government’s gross debt.

[4]	Except in the case of the PPUQ, whose liability valuation is performed by a private-sector actuarial firm.

E.37

TABLE E.17

Retirement plans liability
(millions of dollars)

March 31, 2013
Government and Public Employees Retirement Plan (RREGOP)	46 344
Pension Plan of Management Personnel (PPMP) and Retirement Plan for Senior Officials (RPSO)	10 706
Other plans:
— Teachers Pension Plan (TPP) and Pension Plan of Certain Teachers (PPCT)	11 546
— Civil Service Superannuation Plan (CSSP)	3 848
— Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ)	3 681
— Pension Plan of the Université du Québec (PPUQ)	2 967
— Pension Plan of Peace Officers in Correctional Services (PPPOCS)	842
— Pension Plan of the Judges of the Court of Québec and of Certain Municipal
Courts (PPJCQM)	538
— Pension Plan of the Members of the National Assembly (PPMNA)	186
— Pension Plan for Federal Employees Transferred to Employment with the
Gouvernement du Québec (PPFEQ)	133
— Plans’ assets(1)	–4 088
Total for other plans	19 653
RETIREMENT PLANS LIABILITY	76 703
(1)	Plans’ assets, particularly those of the PPFEQ, SPMSQ and PPUQ.

E.38

❑	Annual retirement plans expenditure

Every year, the government also records its expenditure as an employer with regard to the retirement plans. This expenditure comprises two components:

—
the net cost of vested benefits, that is, the present value of retirement benefits that employees have accumulated for work performed during the year, net of contributions paid, i.e. $1 900 million in 2012-2013;

—	the amortization of revisions to the government’s actuarial obligations arising from previous updates of actuarial valuations, for a cost of $619 million in 2012-2013.

In 2012-2013, government spending in respect of the retirement plans stood at $2 519 million.

TABLE E.18

Spending in respect of the retirement plans
(millions of dollars)

2012-2013
Net cost of vested benefits	1 900
Amortization of revisions stemming from actuarial valuations	619
SPENDING IN RESPECT OF THE RETIREMENT PLANS	2 519

E.39

3.1.2	Retirement Plans Sinking Fund

The Retirement Plans Sinking Fund (RPSF) is an asset that was created in 1993 for the purpose of paying the retirement benefits of public and parapublic sector employees.

As at March 31, 2014, preliminary results show that the book value of the RPSF stood at $51 333 million.

TABLE E.19

Change in the Retirement Plans Sinking Fund (RPSF)
(millions of dollars)

	Book value,		Imputed investment	Book value,
	beginning of year	Deposits	income	end of year
1993-1994	—	850	4	854
1994-1995	854	—	–5	849
1995-1996	849	—	74	923
1996-1997	923	—	91	1 014
1997-1998	1 095 (1)	—	84	1 179
1998-1999	1 179	944	86	2 209
1999-2000	2 209	2 612	219	5 040
2000-2001	5 040	1 607	412	7 059
2001-2002	7 059	2 535	605	10 199
2002-2003	10 199	900	741	11 840
2003-2004	11 840	1 502	862	14 204
2004-2005	14 204	3 202	927	18 333
2005-2006	18 333	3 000	1 230	22 563
2006-2007	22 437 (1)	3 000	1 440	26 877
2007-2008	26 877	3 000	1 887	31 764
2008-2009	31 749 (2)	2 100	2 176	36 025
2009-2010	36 025	—	2 175	38 200
2010-2011	38 200	2 000	2 065	42 265
2011-2012	42 265	1 000	2 087	45 352
2012-2013	45 352	1 000	1 992	48 344
2013-2014P	48 344	1 000	1 989	51 333
P:	Preliminary results.
(1)	These amounts take into account restatements arising from the government accounting reforms of 1997-1998 and 2006-2007.
(2)	This amount takes into account an adjustment arising from consideration of the expected average remaining service life (EARSL) of participants in the PPMP.

E.40

The information on the RPSF shown in the preceding table is based on the government’s accounting policies, which are in full compliance with generally accepted accounting principles (GAAP) for Canada’s public sector.

The book value of the RPSF as at March 31, 2014 was higher than its market value. However, the difference between these two items has decreased substantially in recent years. As a result of the accounting policies, the difference will be fully amortized in the coming years. In addition, the financial impact of gradually amortizing the difference is fully incorporated into the government’s financial framework over the entire planning horizon. Section 3.4 describes these items in greater detail.

The government’s accounting policies apply when the return on the RPSF is higher than anticipated as well as when it is lower.

TABLE E.20

Book value and market value of the Retirement Plans Sinking Fund as at March 31
(millions of dollars)

	Book value	Market value	Difference
1994-1995	849	831	18
1995-1996	923	954	–31
1996-1997	1 014	1 095	–81
1997-1998	1 179	1 321	–142
1998-1999	2 209	2 356	–147
1999-2000	5 040	5 703	–663
2000-2001	7 059	7 052	7
2001-2002	10 199	9 522	677
2002-2003	11 840	9 240	2 600
2003-2004	14 204	12 886	1 318
2004-2005	18 333	17 362	971
2005-2006	22 563	23 042	–479
2006-2007	26 877	28 859	–1 982
2007-2008	31 764	32 024	–260
2008-2009	36 025	25 535	10 490
2009-2010	38 200	29 559	8 641
2010-2011	42 265	35 427	6 838
2011-2012	45 352	38 222	7 130
2012-2013	48 344	42 562	5 782
2013-2014P	51 333	49 034	2 299

P: Preliminary results.

E.41

❑	Amounts deposited in the RPSF have no impact on the gross debt

The government issues bonds on financial markets in order to make deposits in the RPSF. Nevertheless, the amounts deposited in the RPSF do not affect the government’s gross debt.

Even though the amount of borrowings contracted to make deposits increases the direct debt, these deposits in turn reduce the net retirement plans liability by the same amount. Therefore, the net impact on the gross debt is nil.

TABLE E.21

Illustration of the impact on the government’s gross debt of borrowing $1 billion on financial markets in order to deposit it in the RPSF(1)
(millions of dollars)

		Before	After
		deposit	deposit	Change
(A)	Consolidated direct debt	168 616	169 616	1 000
	Retirement plans liability	76 703	76 703	—
	Less: Book value of the RPSF	–48 344	–49 344	–1 000
(B)	Net retirement plans liability	28 359	27 359	–1 000
(C)	Net employee future benefits liability	19	19	—
(D)	Less: Generations Fund	–5 238	–5 238	—
(E)	GROSS DEBT (E = A + B + C + D)	191 756	191 756	—
(1)	Illustration based on results as at March 31, 2013.

E.42

❑	A decline in debt service

Deposits in the RPSF entail a reduction in the government’s debt service. Indeed, the rates of return on funds managed by the Caisse de dépôt et placement du Québec (the Caisse) are generally higher than interest rates on Québec government bonds issued to finance deposits in the RPSF. Therefore, the income of the RPSF, which is applied against the government’s debt service, is usually higher than the additional interest charges that arise from new borrowings. This leads to a net decrease in the government’s debt service.

Since the RPSF was created, the return obtained by the Caisse has been higher than the cost of new borrowings by the government 15 years out of 20.

TABLE E.22

Comparison of the RPSF’s annual return and the Québec government’s borrowing costs
(per cent)

	Return of	Cost of new	Difference
	the RPSF(1)	borrowings(2)	(percentage points)
1994-1995	–3.3(3)	5.9	–9.2
1995-1996	17.0	5.3	11.7
1996-1997	16.1	6.3	9.8
1997-1998	13.4	5.7	7.7
1998-1999	10.4	5.8	4.6
1999-2000	15.3	7.2	8.1
2000-2001	7.2	6.2	1.0
2001-2002	–4.7	5.5	–10.2
2002-2003	–8.5	4.7	–13.2
2003-2004	14.9	4.6	10.3
2004-2005	11.4	4.4	7.0
2005-2006	13.5	4.4	9.1
2006-2007	13.5	4.4	9.1
2007-2008	5.2	4.8	0.4
2008-2009	–25.6	4.2	–29.8
2009-2010	10.7	4.6	6.1
2010-2011	13.4	4.4	9.0
2011-2012	3.5	4.0	–0.5
2012-2013	9.4	3.6	5.8
2013-2014P	12.6	2.9	9.7
P:	Preliminary results.
(1)	On a calendar year basis.
(2)	On a fiscal year basis.
(3)	From February to December 1994.

E.43

❑	A flexible deposit policy

In December 1999, as part of an agreement concluded for the renewal of its employees’ collective agreements, the government set the objective that the book value of the amounts accumulated in the RPSF would be equal, in 2020, to 70% of its actuarial obligations in regard to the retirement plans of public and parapublic sector employees.

However, the government has all the necessary flexibility in applying this policy. Deposits in the RPSF are made only when market conditions are favourable, particularly with respect to interest rates and market receptiveness to bond issues.

As at March 31, 2014, the RPSF’s book value should represent 59% of the government’s actuarial obligations in regard to the retirement plans of public and parapublic sector employees. If deposits of $1 billion per year were made in the RPSF, the objective of 70% should be attained two years earlier than anticipated, i.e. in 2017-2018.

CHART E.15

RPSF in proportion to the government’s actuarial obligations regarding the retirement plans of public and parapublic sector employees
(per cent)

E.44

3.2	Generations Fund

The following table shows the book and market values of the Generations Fund since its creation. As at March 31, 2014, the market value of the Generations Fund was higher than its book value.

TABLE E.23

Book value and market value of the Generations Fund as at March 31
(millions of dollars)

	Book value	Market value	Difference
2006-2007(1)	584	576	8
2007-2008	1 233	1 147	86
2008-2009	1 952	1 598	354
2009-2010	2 677	2 556	121
2010-2011	3 437	3 524	–87
2011-2012	4 277	4 375	–98
2012-2013	5 238	5 550	–312
2013-2014P	5 659	6 299	–640
P:	Preliminary results.
(1)	The first deposit in the Generations Fund was made on January 31, 2007.

Since the first deposit was made in the Generations Fund in January 2007, the return has been higher than or equivalent to the cost of new borrowings by the government six years out of seven.

TABLE E.24

Comparison of the Generations Fund’s annual return and the Québec government’s borrowing costs
(per cent)

	Return of the	Cost of new	Difference
	Generations Fund (1)	borrowings(2)	(percentage points)
2007-2008	5.6(3)	4.8	0.8
2008-2009	–22.4	4.2	–26.6
2009-2010	11.3	4.6	6.7
2010-2011	12.3	4.4	7.9
2011-2012	4.0	4.0	—
2012-2013	8.4	3.6	4.8
2013-2014P	12.0	2.9	9.1
P:	Preliminary results.
(1)	On a calendar year basis.
(2)	On a fiscal year basis.
(3)	Return realized from February to December 2007, since the first deposit was made in the Generations Fund on January 31, 2007.

E.45

3.3	Returns of the Caisse de dépôt et placement du Québec on funds deposited by the Ministère des Finances

In 2013, the return on funds deposited by the Ministère des Finances with the Caisse de dépôt et placement du Québec was 12.61% for the RPSF, 11.99% for the Generations Fund and 12.50% for the Accumulated Sick Leave Fund. The investment policy of these funds is presented in the box on page E.50.

TABLE E.25

Market value and return in 2013 on funds deposited with the Caisse de dépôt et placement du Québec by the Ministère des Finances

		Market value as at
	Return	December 31, 2013
	(%)	($ million)
Retirement Plans Sinking Fund	12.61	46 863
Generations Fund	11.99	5 908
Acc umulated Sick Leave Fund	12.50	843

3.3.1	Retirement Plans Sinking Fund

The RPSF posted a return of 12.61% in 2013. Its market value was $46 863 million as at December 31, 2013.

The assets of the RPSF are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the RPSF consists of 35.75% fixed-income securities (bonds, real estate debt, etc.), 16.0% inflation-sensitive investments (real estate, infrastructure, etc.) and 48.25% equities. These weightings are similar to those used on average by the Caisse’s depositors as a whole.

E.46

TABLE E.26

Investment policy of the RPSF as at January 1, 2014
(per cent)

	Benchmark portfolio of the RPSF	Average benchmark portfolio of depositors as a whole(1)
Fixed-income securities	35.75	34.6
Inflation-sensitive investments	16.00	16.9
Equities	48.25	46.5
Other investments	—	2.0
TOTAL	100.00	100.0
(1)	Data as at December 31, 2013. Annual Report 2013 of the Caisse de dépôt et placement du Québec.

With its investment policy, the RPSF should generate an annual return of 6.45%. It is important to note that the RPSF’s investment policy is based on a long-term horizon and constitutes the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the RPSF’s assets, particularly to take fluctuations in the economic and financial situation into account. The RPSF’s benchmark portfolio would have generated a return of 12.11% in 2013.

E.47

3.3.2	Generations Fund

The Generations Fund posted a return of 11.99% in 2013. Its market value was $5 908 million as at December 31, 2013.

The assets of the Generations Fund are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. This investment policy is established taking several factors into account, including 10-year return, standard deviation and correlation forecasts for various categories of assets, opportunities for investing in these assets and recommendations of the Caisse.

The investment policy of the Generations Fund consists of 41.0% fixed-income securities (bonds, real estate debt, etc.), 14.0% inflation-sensitive investments (real estate, infrastructure, etc.) and 45.0% equities.

TABLE E.27

Investment policy of the Generations Fund as at January 1, 2014
(per cent)

	Benchmark portfolio of	Average benchmark portfolio
	the Generations Fund	of depositors as a whole(1)
Fixed-income securities	41.0	34.6
Inflation-sensitive investments	14.0	16.9
Eq uities	45.0	46.5
Other investments	—	2.0
TOTAL	100.0	100.0
(1)	Data as at December 31, 2013. Annual Report 2013 of the Caisse de dépôt et placement du Québec.

The investment policy of the Generations Fund aims to achieve a long-term return of 6.45% per year. It is important to note that the investment policy of the Generations Fund is based on a long-term horizon and is the benchmark portfolio for the Caisse. However, through active management, the Caisse adjusts the allocation of the Generations Fund’s assets, particularly to take fluctuations in the economic and financial situation into account. The benchmark portfolio of the Generations Fund would have generated a return of 11.39% in 2013.

E.48

3.3.3	Accumulated Sick Leave Fund

The Accumulated Sick Leave Fund (ASLF) posted a return of 12.50% in 2013. Its market value was $843 million as at December 31, 2013.

The assets of the ASLF are managed by the Caisse in accordance with an investment policy established by the Ministère des Finances in cooperation with the Caisse. Since January 1, 2009, the ASLF’s investment policy has been identical to that of the RPSF, as the creation of the ASLF stems from a long-term commitment made by the government in regard to employee future benefits, which is similar to the commitment regarding the retirement plans. The ASLF’s benchmark portfolio would have generated a return of 12.11% in 2013.

E.49

Comparison of investment policies

Investment policies as at January 1, 2014
(per cent)
				Average benchmark
		RPSF and	Generations	portfolio of depositors
Specialized portfolios		ASLF	Fund	as a whole(1)
Short-Term Investments		1.0	1.0	1.1
Bonds		28.75	34.0	27.0
Long-Term Bonds		0.0	0.0	1.0
Real Estate Debt		6.0	6.0	5.5
Total – Fixed income		35.75	41.0	34.6
Real Return Bonds		0.0	0.0	0.6
Infrastructure		5.0	4.5	4.9
Real Estate		11.0	9.5	11.4
Total – Inflation-Sensitive
Investments		16.0	14.0	16.9
Canadian Equity		11.75	10.0	11.4
Global Equity		2.0	2.0	2.0
Global Quality Equity		8.5	8.0	6.6
US Equity		4.5	5.0	5.5
Foreign Equity (EAFE)		4.5	5.0	5.3
Emerging Markets Equity		5.0	5.0	5.0
Private Equity		12.0	10.0	10.7
Total – Equity		48.25	45.0	46.5
Hedge Funds		—	—	2.0
Total – Other Investments		0.0	0.0	2.0
TOTAL		100.0	100.0	100.0
RPSF:	Retirement Plans Sinking Fund.
ASLF:	Accumulated Sick Leave Fund.
EAFE:	Europe, Australasia, Far East.
(1) Data as at December 31, 2013. Annual Report 2013 of the Caisse de dépôt et placement du Québec.

E.50

3.4	Impact of the returns of the Retirement Plans Sinking Fund on debt service

The government records an interest charge on the retirement plans liability. This stems from the fact that, historically, it decided to manage its contributions to the retirement plans of its employees internally rather than have an external fund manage them. This reduced borrowings on financial markets and growth in the direct debt. On the other hand, the commitments in respect of the retirement plans of government employees are shown as a liability and the government must record an interest charge calculated on the value of the actuarial obligations in respect of these plans. However, the investment income of the RPSF must be subtracted from this amount. The interest charge on the retirement plans liability is included in the government’s debt service.

TABLE E.28

Interest on the retirement plans liability
(millions of dollars)

2012-2013
Interest on the actuarial obligations relating to the retirement plans(1)	5 066
Less: Investment income of the RPSF	–1 992
INTEREST ON THE RETIREMENT PLANS LIABILITY	3 074
(1)	Net of the income of specific funds of the plans.

The returns realized by the Caisse on the RPSF are taken into account in the government’s balance sheet and results by applying the accounting policy adopted in the wake of the December 2007 reform of government accounting in accordance with generally accepted accounting principles (GAAP).

When determining a government’s retirement benefit liability and expense, plan assets would be valued at market-related values. Under this method, plan assets are recorded at market value or they are adjusted to market value over a period not to exceed five years. Values adjusted to market closely approximate current economic value in a manner that can minimize short-term fluctuations. Market-related values would be used because they are objective and verifiable. Once a basis of valuation is chosen it would be applied consistently.5

[5]	CHARTERED PROFESSIONAL ACCOUNTANTS OF CANADA, CPA Canada Public Sector Accounting Handbook, Section PS 3250, paragraph .035.

E.51

Under the accounting policy, the "adjusted market value" of the RPSF is adjusted every year based on realized returns. If, for a given year, the realized return differs from the anticipated long-term return, the difference between the two is spread over five years. All other things being equal, this means that the adjusted market value and the market value will converge over a five-year period. It is important to note that this method is applied when returns are higher than expected as well as when they are lower.6

In addition, the differences between the realized and expected return, which are spread over five years, are taken into account in RPSF income by amortizing them over a period of about 14 years, that is, the expected average remaining service life (EARSL) of retirement plan participants.7 This amortization mechanism and the period used are prescribed by GAAP.8

For example, the losses incurred by the Caisse in 2008-2009 reduced the income of the RPSF as of 2009-2010, while a higher-than-expected rate of return in 2013-2014 increases RPSF income as of 2014-2015.

[6]	Before the accounting reform of 2007, the value of the RPSF was adjusted only once every three years, that is, when actuarial valuations were carried out. Since the reform, it is adjusted every year.
[7]

As with recognition of the retirement plans liability, the RPSF accounting method draws a distinction between the Pension Plan of Management Personnel (PPMP) and the other plans. The EARSL under the PPMP is 10 years compared with 15 years under the other plans.

[8]

“…actuarial gains and losses should be amortized to the liability or asset and the related expense in a systematic and rational manner over the expected average remaining service life of the related employee group.” CHARTERED PROFESSIONAL ACCOUNTANTS OF CANADA, CPA Canada Public Sector Accounting Handbook, Section PS 3250, paragraph .062. For the purposes of retirement assets, the CPA Canada defines actuarial gains (losses) as changes in the value of plan assets that are caused notably by variances between actual results and projected results.

E.52

TABLE E.29

Impact of the returns of the Caisse de dépôt et placement du Québec on debt service(1)
(millions of dollars)

	2009-2010	2010-2011	2011-2012	2012-2013	2013-2014	2014-2015
Before 2008-2009	–48	–78	–57	11	10	16
From 2008-2009	307	629	972	1 337	1 710	1 710
From 2009-2010		–65	–134	–207	–280	–360
From 2010-2011			–53	–110	–169	–232
From 2011-2012				15	30	46
From 2012-2013					–23	–47
From 2013-2014						73
IMPACT ON DEBT SERVICE	259	486	728	1 046	1 278	1 060

Note: A positive entry indicates an increase in debt service and a negative entry, a decrease.

(1)	The amounts represent the impact on RPSF income, and therefore on debt service, of returns of the Caisse that are lower or higher than the projected rate for that period and that are amortized.

E.53

[This Page is Intentionally Left Blank]

4.	CREDIT RATINGS

4.1	The Québec government’s credit ratings

A borrower’s credit rating measures its capacity to pay the interest on its debt and repay the principal at maturity. To establish the credit rating of a borrower like the Québec government, credit rating agencies analyze a series of economic, fiscal and financial factors. Among the main factors are the size, structure and vitality of the economy, the situation on the labour market, fiscal competitiveness, public finance situation and indebtedness.

To express the quality of a borrower’s credit, credit rating agencies use rating scales, namely, a scale for long-term debt and a scale for short-term debt.

E.55

The following table shows the rating scales used by agencies for long-term debt. The current credit ratings for Québec are indicated in bold.

TABLE E.30

Credit rating scales for long-term debt

Japan Credit
		Standard &			Rating
Definition	Moody’s	Poor’s	DBRS	Fitch	Agency
Extremely strong capacity to pay interest and repay principal.	Aaa	AAA	AAA	AAA	AAA
Very strong capacity to pay interest and repay principal.	Aa1	AA+	AA (high)	AA+	AA+
	Aa2	AA	AA	AA	AA
	Aa3	AA–	AA (low)	AA–	AA–
Strong capacity to pay interest and repay principal, despite greater sensitivity to economic conditions than levels AAA and AA.	A1	A+	A (high)	A+	A+
	A2	A	A	A	A
	A3	A–	A (low)	A–	A–
Adequate capacity to pay interest and repay principal. Difficult economic conditions may reduce this capacity.	Baa1	BBB+	BBB (high)	BBB+	BBB+
	Baa2	BBB	BBB	BBB	BBB
	Baa3	BBB–	BBB (low)	BBB–	BBB–
Uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	Ba1	BB+	BB (high)	BB+	BB+
	Ba2	BB	BB	BB	BB
	Ba3	BB–	BB (low)	BB–	BB–
Very uncertain capacity to pay interest and repay principal, particularly under difficult economic conditions.	B1	B+	B (high)	B+	B+
	B2	B	B	B	B
	B3	B–	B (low)	B–	B–

E.56

Agencies add an "outlook" to the rating that indicates the trend the credit rating may follow in the future. The outlook may be positive, stable or negative. In the case of Québec, all of the agencies assign a "stable" outlook to its credit rating, except for Fitch, which has assigned a "negative" outlook since December 2013.

TABLE E.31

The Québec government’s credit ratings

Agency	Rating	Outlook
Moody’s	Aa2	Stable
Standard & Poor’s (S&P)	A+	Stable
DBRS	A (high)	Stable
Fitch	AA–	Negative
Japan Credit Rating Agency (JCR)	AA+	Stable

E.57

The following table shows the rating scales used by agencies for short-term debt. The current credit ratings for Québec are indicated in bold.

TABLE E.32

Credit rating scales for short-term debt(1)

Standard &
Definition	Moody’s	Poor’s	DBRS	Fitch
Very strong capacity to pay interest and repay principal over the short term.			R–1 (high)
	P–1	A–1+ A–1	R–1 (middle)	F1+ F1
R–1 (low)
Very adequate capacity to pay interest and repay principal over the short term, despite greater sensitivity to economic conditions than the upper level.	P–2	A–2	R–2 (high)	F2
Adequate capacity to pay interest and repay principal over the short term. Difficult economic conditions may reduce this capacity.			R–2 (middle)
	P–3	A–3	R–2 (low)	F3
R–3
Uncertain capacity to pay interest and repay principal over the short term. Securities in this category are considered speculative securities.		B–1
	Not Prime(2)	B–2	R–4	B
		B–3	R–5	C
C
Incapacity to pay interest and repay principal over the short term. Securities in this category are considered default securities.	Not Prime(2)	D	D	D
(1)	JCR does not assign a short-term credit rating to Québec.
(2)	Moody’s uses the "Not Prime" category for all securities not included in the upper categories.

E.58

❑	Change in Québec’s credit ratings

The following charts show the change in the Québec government’s credit ratings. The credit ratings for 2014 are those in effect as at May 29, 2014.

CHART E.16

Credit rating assigned to Québec by Moody’s

CHART E.17

Credit rating assigned to Québec by Standard & Poor’s

E.59

CHART E.18

Credit rating assigned to Québec by DBRS

(1)	The credit rating was raised from A (low) to A on June 14, 2000.

CHART E.19

Credit rating assigned to Québec by Fitch

Note: Fitch has assigned Québec a credit rating since 2002.

E.60

CHART E.20

Credit rating assigned to Québec by JCR

E.61

4.2	Comparison of the credit ratings of Canadian provinces

The following charts show the credit ratings of Canadian provinces as at May 29, 2014. No chart is given for JCR since Québec is the only province that receives a credit rating from that agency.

CHART E.21

Credit ratings of Canadian provinces – Moody’s

(1)	Negative outlook.
(2)	Positive outlook.

CHART E.22

Credit ratings of Canadian provinces – Standard & Poor’s

(1)	Negative outlook.

E.62

CHART E.23

Credit ratings of Canadian provinces – DBRS

CHART E.24

Credit ratings of Canadian provinces – Fitch

Note:	British Columbia, Saskatchewan, Ontario and Québec are the only provinces that receive credit ratings from this agency.
(1)	Negative outlook.

E.63